Exhibit 99.1

Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, Kansas 66202

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

•                  Waddell & Reed executes acquisition and distribution agreements for certain Advantus funds with Securian Financial/Minnesota Life

•                  Net income of $1.6 million and earnings per share of $0.02

•                  Excluding equity compensation, net income of $19.2 million and earnings per share of $0.24

•                  Waddell & Reed wins mandates for $474 million in April

•                  Entire $50 million jury verdict reversed by Alabama Supreme Court

Overland Park, KS, April 24, 2003 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported first quarter net income of $1.6 million, or $0.02 per diluted share.  This includes an after-tax charge of $17.6 million, or $0.22 per diluted share related to equity compensation (details of this charge are discussed below).  In the comparable period in 2002, net income was $24.8 million, or $0.30 per diluted share.  Excluding equity compensation, net income for this year’s first quarter would have been $19.2 million, or $0.24 per diluted share.  We believe excluding equity compensation provides a more meaningful comparison to last year’s operating results and to the operating results of other companies.

As mentioned above, we recorded a $27.7 million ($17.6 million after-tax) charge for equity compensation in the first quarter of 2003.  This amount reflects the charge taken as a result of our stock option tender offer and the amortization of restricted stock.  On February 12, 2003, the Company made a tender offer to exchange certain stock options for an economically equivalent grant of restricted stock.  Participants tendered 7.5 million options and received approximately 1.5 million restricted shares.  Of the total number of restricted shares issued, we repurchased approximately 610 thousand shares from participants at their direction to satisfy individual tax liabilities.  The tender offer resulted in a net issuance of 932 thousand shares of restricted stock.  Shares of restricted stock resulting from the tender offer were earned immediately, and consequently we recorded a $27.1 million charge to equity compensation.  In addition, we recorded a $0.6 million charge to equity compensation for the amortization of our newly issued shares of restricted stock (discussed below). Both the charge for the tender offer and the charge for the ongoing amortization of restricted stock were reported on a separate line on the Schedule of Selected Operating Data included in this press release to facilitate comparison.

In recognition of the business changes that are emerging for stock option compensation, the board of directors of Waddell & Reed Financial, Inc. approved the grant of restricted shares of the Company’s common stock in lieu of stock options.  We granted 315,598 shares of restricted stock as our first grant on December 31, 2002.  During the first quarter of 2003, we granted an additional 538,470 shares of restricted stock.  These restricted shares, as well as future grants of restricted shares, will vest on a four-year schedule and will be expensed on a straight-line basis over their vesting period.  This will result in an ongoing charge to equity compensation.

Wholesale Channel Continues Rapid Expansion

In a separate press release, the Company announced today that it had entered into a strategic alliance agreement with Securian Financial Group, Inc. (“Securian”).  As part of this agreement, Waddell & Reed will become investment adviser for Advantus actively managed equity assets and purchase certain assets of Advantus Capital Management, Inc. (“Advantus”).  In total, Waddell & Reed is expected to become adviser for approximately $2.1 billion of assets currently managed by Advantus.  In addition, Waddell & Reed will be accorded “Premier Strategic Partner” status in Securian’s distribution system, which will facilitate the sale of Ivy Funds in Securian’s retail, general agency, brokerage and retirement plan platforms.

“A number of exciting developments are underway in our wholesale channel,” said Keith A. Tucker, chairman and chief executive officer of Waddell & Reed Financial, Inc.  “Our initiatives with Ivy Funds, our partnership with Mackenzie Financial Corporation (“MFC”) and our newly announced strategic alliance with Securian will bring new opportunities to leverage our strong investment management capabilities and expand the breadth of our distribution. ”

In addition to the flows reported in the first quarter of 2003, we were awarded mandates for another $474 million in April.  On April 23rd , we began managing $285.0 million in defined benefit equity assets for the Ohio Police and Fire pension fund.  Additionally, on April 21st, MFC appointed Waddell & Reed as subadvisor to its Universal U.S. Large Cap Growth Fund with assets of $277.6 million Cdn. ($189.2 million US).  Management of this fund becomes effective August 1, 2003.

As our business evolves, and to provide greater disclosure clarity, we have refined the way we report asset flows and sales.  Beginning this quarter, the activities of our proprietary sales force will be reported separately from all our other sales efforts including institutional, defined benefit, intermediary, subadvisory and Legend.  We will report the results of activity generated by the Waddell & Reed proprietary sales force under the caption “Waddell & Reed Advisors.”  We will report the results of activity generated by all our other sales efforts under the caption  “Wholesale.”  We believe this will help to provide a clear and relevant picture of the contributions and growth characteristics of each key component of our distribution. Our wholesale channel efforts are gaining momentum as they expand outside our traditional institutional business.  For example, as of March 31, 2003, the wholesale channel represented 24% of total assets under management and 52% of gross sales for the quarter.

Jury Verdict Reversed

On April 18, 2003, in a 7-1 opinion, the Supreme Court of Alabama reversed the entire $50 million jury verdict rendered in March 2002 in favor of United Investors Life Insurance Company (“UILIC”).  The Supreme Court found that UILIC’s claims regarding the replacement of variable annuity policies were improperly submitted to the jury and that the trial court should have entered a judgment as a matter of law in favor of Waddell & Reed on those claims.  As a result, any claims that UILIC has regarding the loss of its annuity business in this case have been extinguished.  Separately, the claims related to the validity of our compensation agreement with UILIC were remanded back to the trial court for a new trial.  Please refer to our April 21, 2003 press release for further details.

Management Fee Revenues

Year over year, the decline in average assets under management resulted in lower management fee revenues.  Partially offsetting this decline was the addition of the Ivy Fund assets and Waddell & Reed Ivy Investment Company’s (“WRIICO”) subadvised assets in December 2002.  Average assets for the current quarter were $27.7 billion, a 13% decline compared to the first quarter of 2002.  The management fee rate increased slightly to 65.5 basis points compared to 64.1 basis points in last year’s comparable period.

On a sequential quarter basis, revenues increased due to the addition of the Ivy Fund assets and the WRIICO subadvised assets.  Slightly offsetting this increase was the impact of two fewer days in the period ended March 31, 2003.  Average assets increased  3.2% sequentially.  The management fee rate also increased to 65.5 basis points in current quarter compared to 63.2 basis points in the quarter ended December 2002.

Underwriting and Distribution Fee Revenues

Year over year, the overall decline in these revenues resulted from declining front-load sales.  Partially offsetting the decline were asset-based fees earned on our strategic portfolio allocation product (“SPA”), commission revenue from the asset based service and distribution fees from the Ivy Fund portfolios, and to a lesser extent, higher financial plan fee revenues.  Front-load sales for the quarter were $356.2 million, down 29% compared to the first quarter of 2002.

On a sequential basis, sales- and consequently front-load revenues- were virtually unchanged.  The slight decline in overall revenues was principally the result of lower revenues from sales of insurance products, partially offset by the inclusion of commission revenue from the asset based service and distribution fees from the Ivy Fund portfolios.

Other Operating Items

Compensation and related costs (excluding equity compensation) increased year over year, as well as on a sequential quarter basis.  These increases were the result of temporary compensation costs paid to employees of WRIICO, as well as higher expenses for compensation, pension, and healthcare.

General and administrative costs declined slightly year over year.  Additional costs from WRIICO were more than offset by lower legal costs.  On a sequential basis, the increase is largely attributable to the addition of WRIICO.

Margin Discussion

Operating revenues declined 9% year over year and operating expenses (excluding equity compensation) remained unchanged.  As a result of lower revenues, the operating margin declined 650 basis points to 29.8%.  On a sequential basis, operating revenues increased 1% and operating expenses (excluding equity compensation) increased 6%.  This resulted in a 310 basis point decline in operating margin.

The underwriting and distribution margin fell to -4.0% in this year’s first quarter as the 11% decline in underwriting and distribution revenue was only partially offset by a 4% decline in the corresponding expense.  On a sequential basis, the 3% decline in underwriting and distribution revenue was again only partially offset by a 2% decline in corresponding expenses.  The Waddell & Reed Advisors underwriting and distribution margin was –2.2% for the first quarter of 2003.

Website Resources

We invite you to visit the corporate section of our website at www.waddell.com under the caption “data tables” to review supplemental information schedules on asset flows and average assets & management fee rates.

Balance Sheet Information
As of March 31, 2003

•                  Cash balance of $60.7 million ($14.8 million is for the exclusive benefit of customers in compliance with federal securities industry regulations).

•                  Investment securities of $82.8 million.

•                  In addition to our cash and investment balances, we have deposited $63.4 million in cash with the Circuit Court of Jefferson County, Alabama for the appeal bond related to the previously disclosed United Investors Life Insurance Company case, which is recorded on the balance sheet in other assets.  We expect to have this money returned during the second quarter.

•                  We remain contingently liable under a standby letter of credit in the amount of $36 million, which was issued in connection with our appeal bond posted with the New York Supreme Court related to the NASD arbitration award.  The letter of credit is collateralized by a portion of our investment securities with a combined market value of $44.8 million.  We expect to be released from the letter of credit during the second quarter.

•                  Long-term debt outstanding of $213.2 million.

•                  Short-term debt outstanding was $78.0 million.

•                  Shareholders’ equity of $157.6 million.

WADDELL & REED FINANCIAL, INC.
Schedule of Selected Operating Data
(Amounts in thousands except for per share data)

	Three Months Ended March 31,		Change		Three Months Ended December 31,	Change
	2003	2002	$	%	2002	$	%
Operating Revenues:
Investment management fees	$44,826	$50,657	(5,831)	-11.5	$42,824	2,002	4.7
Underwriting & distribution fees	42,777	47,923	(5,146)	-10.7	43,971	(1,194)	-2.7
Shareholder service fees	16,865	16,268	597	3.7	16,432	433	2.6
Total operating revenues	104,468	114,848	(10,380)	-9.0	103,227	1,241	1.2

Operating Expenses:
Underwriting and distribution:	44,479	46,362	(1,883)	-4.1	45,511	(1,032)	-2.3
Compensation and related costs	17,694	15,516	2,178	14.0	13,905	3,789	27.2
Equity Compensation	27,692	0	N/A	N/A	0	N/A	N/A
General and administrative	9,489	9,801	(312)	-3.2	8,208	1,281	15.6
Depreciation	1,694	1,532	162	10.6	1,672	22	1.3
Total operating expense	101,048	73,211	27,837	38.0	69,296	31,752	45.8

Other Income (Expense):
Investment & other income	956	654	302	46.2	1,326	(370)	-27.9
Interest expense	(2,523)	(3,944)	(1,421)	-36.0	(2,725)	(202)	-7.4

Total other income (expense)	(1,567)	(3,290)	(1,723)	-52.4	(1,399)	168	12.0

Income before taxes	1,853	38,347	(36,494)	-95.2	32,532	(30,679)	-94.3

Provision for taxes	253	13,568	(13,315)	-98.1	11,152	(10,899)	-97.7

Net income	$1,600	$24,779	(23,179)	-93.5	$21,380	(19,780)	-92.5

Net income per share – diluted	$0.02	$0.30		-93.3	$0.26		-92.3
Adjusted net income per share – diluted (1)	$0.24	$0.30		-20.0	$0.26		-7.7

Weighted average number of shares outstanding – diluted	81,100	83,142			81,011

Operating Margin (1)	29.8%	36.3%			32.9%

Distribution margin	-4.0%	3.3%			-3.5%
Waddell & Reed Advisors U&D margin	-2.2%	1.4%			-3.8%

(1)  Excludes equity compensation charges (see chart below )

GAAP as reported	$0.02
Add back: equity compensation charge	0.22
Adjusted	$0.24

GAAP Operating margin, as reported	3.3%
Add back: equity compensation charge	26.5%
Adjusted operating margin	29.8%

WADDELL & REED FINANCIAL, INC.
Changes in Assets Under Management
For the quarter ended
(Amounts in millions)

	Waddell & Reed Advisors	Wholesale	Total
March 31, 2003
Beginning Assets	$21,497.0	$6,617.9	$28,114.9

Sales [1]	628.1	676.9	1,305.0
Redemptions	(851.7)	(484.0)	(1,335.7)
Net Sales [1]	(223.6)	192.9	(30.7)

Net Exchanges and Adjustments	(12.3)	10.5	(1.8)
Reinvested Dividends and Capital Gains	43.7	40.8	84.5
Net Flows [1]	(192.2)	244.2	52.0

Market Appreciation/(Depreciation)	(471.4)	(152.5)	(623.9)
Ending Assets	$20,833.4	$6,709.6	$27,543.0

March 31, 2002
Beginning Assets	$27,128.7	$5,677.1	$32,805.8

Sales	806.6	301.1	1,107.7
Redemptions	(861.8)	(236.7)	(1,098.5)
Net Sales	(55.2)	64.4	9.2

Net Exchanges and Adjustments	(16.9)	8.3	(8.6)
Reinvested Dividends and Capital Gains	37.0	26.2	63.2
Net Flows	(35.1)	98.9	63.8

Market Appreciation/(Depreciation)	(454.2)	(71.2)	(525.4)
Ending Assets	$26,639.4	$5,704.8	$32,344.2

December 31, 2002
Beginning Assets	$20,871.8	$4,733.7	$25,605.5
Acquired Assets	0.0	1,636.1	$1,636.1

Sales	554.7	368.8	923.5
Redemptions	(821.2)	(318.7)	(1,139.9)
Net Sales	(266.5)	50.1	(216.4)

Net Exchanges and Adjustments	(8.5)	4.6	(3.9)
Reinvested Dividends and Capital Gains	51.4	20.8	72.2
Net Flows	(223.6)	75.5	(148.1)

Market Appreciation/(Depreciation)	848.8	172.6	1,021.4
Ending Assets	$21,497.0	$6,617.9	$28,114.9

[1]  Excludes $474 million of mandates awarded in April.
When these amount are funded, they will appear in the “Wholesale” and “Total” columns

	Other Items
	1Q03	1Q02	% change	4Q02	% change
Retail rates – long-term
Waddell & Reed Advisors	12.2%	8.1%		10.9%
Wholesale	28.0%	17.0%		21.5%
Total	16.1%	9.7%		13.0%

Sales per advisor (000s) (1)
Total	130	195	-33.3%	124	4.8%
2+ Years	175	266	-34.2%	180	-2.8%
0 to 2 Years	41	56	-26.8%	38	7.9%

Gross production per advisor (000s) (2)	10.7	13.2	-18.9%	10.4	2.9%

Number of advisors (000s) (3)	3,103	2,956	5.0%	3,466	-10.5%

Number of shareholder accounts	2,212,394	2,171,171	1.9%	2,194,054	0.8%

(1) Average commissionable sales per Waddell & Reed Advisor

(2) Average gross commission generated per Waddell & Reed Advisor

(3) Excluding Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	54%	48%	67%
Top Half	89%	78%	100%

All Funds
Top Quartile	40%	34%	48%
Top Half	73%	66%	85%

MorningStar Ranking

	Overall	3 Years	5 Years

Percentage of funds with 4/5 star
Equity Funds	64%	41%	60%
All Funds	47%	29%	41%

Forward-looking Statements

The statements in this press release or made in the related earnings conference call relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, adverse results of litigation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

Earnings Conference Call

Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, April 24, 2003 at 10:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our first quarter’s results.  Live access to the teleconference will be available on the corporate section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through April 30th.

Contacts

Investor Contact:

John Sundeen, Chief Financial Officer, (913) 236-1810, jsundeen@waddell.com

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, Investorrelations@waddell.com, Toll Free: (800) 532-2757

Press Contact:

Thomas W. Butch, Chief Marketing Officer, (913) 236-1944, tbutch@waddell.com

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